Exhibit 5.1

[Reed Smith Letterhead]

March 20, 2015

National Penn Bancshares, Inc.

645 Hamilton Street, Suite 1100

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as counsel to National Penn Bancshares, Inc., a Pennsylvania corporation (the “Company”), in connection with the proposed sale by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (collectively, the “Selling Shareholders”) of an aggregate of 11,565,072 shares of common stock, without par value, of the Company (the “Shares”) pursuant to the prospectus supplement dated March 17, 2015 and the accompanying prospectus dated May 10, 2012, that form a part of the Company’s effective Registration Statement on Form S-3 (Registration No. 333-181309) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2012. In connection with the foregoing, you have requested our opinion with respect to the following matters.

For the purposes of giving the opinion contained herein, we have examined the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, duly authorized, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any law other than the Pennsylvania Business Corporation Law (including the statutory provisions, all applicable provisions of the Pennsylvania Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

PJJ/BFA/MMC//LLL